Exhibit 99.1

G-III Apparel Group Appoints Dana Perlman as its New Chief Growth and Operations Officer

NEW YORK, New York, Dec 5, 2023 – G-III Apparel Group, Ltd. (NASDAQ: GIII) a global leader in fashion, with expertise in design, sourcing, and manufacturing, today announced the appointment of Dana Perlman as Chief Growth and Operations Officer, effective January 8, 2024.

In this newly created role, Ms. Perlman will draw on her over 20-year career in apparel, strategy and finance to drive innovation, optimize operations and identify new opportunities for G-III. As part of the company’s leadership team, she will oversee Strategy, Finance, Communications, Information Technology, and other Operating functions. Most recently, Ms. Perlman spent over 10 years at PVH Corp. where she played a critical role in transforming the business as Chief Strategy Officer, having led global business strategy and development, along with Treasury and Communications, including Investor Relations.

G-III CEO Morris Goldfarb said, “As we focus on new opportunities to evolve our business, I am pleased to welcome Dana to G-III. With impressive experience and a strong track record of success leading strategy, finance and business development, she brings a wealth of industry expertise and is well-equipped to support our plans. The executive team and I are excited to work closely with Dana to drive our ambitious growth agenda forward.”

Ms. Dana Perlman said, “G-III is an unparalleled leader in the apparel industry with a reputation for delivering and an eye towards the future. I look forward to working with Morris and the entire team to further enhance the Company's strategy and financial and operating performance, as well as advance its competitive position for the future. Having worked as an industry partner with G-III over the last decade, I have admired what G-III has built, from its brands and operations to its strong retail relationships. I am excited to see what we will accomplish together.”

Prior to PVH, Ms. Perlman held several roles in investment banking retail groups at Barclays Capital, Lehman Brothers and Credit Suisse First Boston. She holds a Bachelor’s in Business Administration from the Ross School of Business at the University of Michigan. Ms. Perlman is a Director of O’Reilly Automotive Inc. and previously served on the Board of Sigma Lithium Corp. In 2023 and 2018 she was recognized by WomenInc. in their annual Most Influential Corporate Board Directors list, and in 2018 by Equilar in their 50 Youngest U.S. Public Company Board Members list.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by its global power brands: DKNY, Donna Karan, Karl Lagerfeld, Calvin Klein and Tommy Hilfiger. G-III’s owned brands include DKNY, Donna Karan, Karl Lagerfeld, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc, Marc New York, Wilsons Leather and Sonia Rykiel. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Nautica, Halston, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi’s, Dockers and Champion brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld, Karl Lagerfeld Paris, Wilsons Leather and G.H. Bass brands.